As filed with the Securities and Exchange Commission on April 30, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
T-Mobile US, Inc.
(Exact name of registrant as specified in its charter)
Delaware	20-0836269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
12920 SE 38th Street
Bellevue, Washington 98006
(425) 378-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
David A. Miller
Executive Vice President,
General Counsel and Secretary
T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
(425) 378-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Daniel J. Bursky Mark Hayek Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000	Adam O. Emmerich Mark A. Stagliano Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.
☐
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common Stock, par value $0.00001 per share, of T-Mobile US, Inc.(2)	843,196,990
(1)	In accordance with Rule 456(b) and Rule 457(r) under the Securities Act, the registrant is deferring payment of the registration fee.
(2)
Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional number of shares of common stock issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, with respect to the shares of common stock being registered pursuant to this registration statement.

PROSPECTUS

T-MOBILE US, INC.
843,196,990 Shares of Common Stock
This prospectus relates to the resale of up to 843,196,990 shares of common stock, par value $0.00001 per share (“common stock”), of T-Mobile US, Inc. (the “Company”) that may be offered and sold from time to time by the selling securityholders named in this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling securityholders.
The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “TMUS.”
The selling securityholders may offer and sell the common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
This prospectus describes the general manner in which the common stock may be offered and sold by the selling securityholders. The specific manner in which the common stock will be offered and sold will be described in the applicable prospectus supplement to this prospectus.
Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus, and any applicable prospectus supplement, and in the documents which are incorporated by reference herein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 30, 2020.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that the Company filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling securityholders named in this prospectus may offer and sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling securityholders may offer. Each time a selling securityholder offers the securities described in this prospectus, the selling securityholder may be required to provide you with this prospectus, and in certain cases, a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. If information varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. This prospectus does not contain all the information provided in the registration statement filed with the SEC. You should carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Information Incorporated By Reference” before you make an investment decision.
Neither we nor the selling securityholders have authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.
Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Information Incorporated By Reference.”
This prospectus and any accompanying prospectus supplement may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.
In this prospectus, unless the context indicates otherwise, references to the “Company” and “our Company” refer to T-Mobile US, Inc. and references to “T-Mobile,” “we,” “our,” “ours” and “us” refer to T-Mobile US, Inc. and its subsidiaries. References to “you” refer to a prospective investor.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our filings with the SEC are also available on our website at www.t-mobile.com. The information on our website is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus and any prospectus supplement (other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included in a furnished exhibit, except as stated specifically below):
•
Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 6, 2020, including those portions of our Proxy Statement on Schedule 14A filed with the SEC on April 21, 2020 that are incorporated by reference in such Annual Report;

•
Current Reports on Form 8-K filed with the SEC on February 11, 2020, February 19, 2020, February 20, 2020, March 12, 2020, March 19, 2020, March 25, 2020, April 1, 2020 at 9:23 a.m. Eastern time (as amended by the Current Report on Form 8-K/A filed on April 17, 2020), April 1, 2020 at 9:40 a.m. Eastern time (excluding all information deemed furnished and not filed other than the sections titled “Risk Factors” and “Recent Developments” in Exhibit 99.1 thereto), April 13, 2020, April 16, 2020 and April 24, 2020; and

•
The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on October 26, 2015, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:
David A. Miller
Executive Vice President, General Counsel and Secretary
T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
(425) 383-4000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus, the documents incorporated by reference and our other public statements include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. The following important factors, along with the factors identified under “Risk Factors” and the risk factors incorporated by reference herein, could affect future results and cause those results to differ materially from those expressed in the forward-looking statements:
•
failure to realize the expected benefits and synergies of the merger with Sprint Corporation (“Sprint”), pursuant to the Business Combination Agreement with Sprint and the other parties thereto (as amended, the “Business Combination Agreement”) and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”) in the expected timeframes, in part or at all;

•
adverse economic, political or market conditions in the U.S. and international markets, including those caused by the COVID-19 pandemic, and the impact that any of the foregoing may have on us and our customers and other stakeholders;

•
costs of or difficulties in integrating Sprint’s network and operations into our network and operations, including intellectual property and communications systems, administrative and information technology infrastructure and accounting, financial reporting and internal control systems;

•	changes in key customers, suppliers, employees or other business relationships as a result of the consummation of the Transactions;
•	our ability to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein;
•	adverse changes in the ratings of our debt securities or adverse conditions in the credit markets;
•	the assumption of significant liabilities, including the liabilities of Sprint in connection with, and significant costs, including financing costs, related to the Transactions;
•
the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Transactions including the planned divestiture of Sprint’s Boost Mobile and Sprint prepaid wireless brands to DISH Network Corporation and ongoing commercial and transition services arrangements to be entered into in connection with such divestiture, which we announced on July 26, 2019, a stipulation and order and proposed final judgment with the U.S. Department of Justice, which we and Sprint announced on July 26, 2019, the proposed commitments filed with the Secretary of the FCC, which we announced on May 20, 2019, certain National security commitments and undertakings, and any other commitments or undertakings entered into, including but not limited to those we have made to certain states and nongovernmental organizations;

•	natural disasters, public health crises, including the COVID-19 pandemic, terrorist attacks or similar incidents;
•	competition, industry consolidation and changes in the market for wireless services, which could negatively affect our ability to attract and retain customers;
•	the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments or acquisitions in the technology, media and telecommunications industry;
•	the risk that our business, investor confidence in our financial results and stock price may be adversely affected if our internal controls are not effective;
•
the effects of the material weakness in Sprint’s internal control over financial reporting or the identification of any additional material weaknesses as we complete our assessment of the Sprint control environment;

•	the risk of future material weaknesses resulting from the differences between T-Mobile’s and Sprint’s internal controls environments as we work to integrate and align guidelines and practices;
v

•	breaches of our and/or our third-party vendors’ networks, information technology and data security, resulting in unauthorized access to customer confidential information;
•	inability to implement and maintain effective cybersecurity measures over critical business systems;
•	challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades;
•	the impact on our networks and business from major system and network failures;
•	difficulties in managing growth in wireless data services, including network quality;
•	material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance;
•	the timing, scope and financial impact of our deployment of advanced network and business technologies;
•	the occurrence of high fraud rates related to device financing, customer credit cards, dealers, subscriptions, or account takeover fraud;
•	our inability to retain and hire key personnel;
•	any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks and changes in data privacy laws;
•	unfavorable outcomes of existing or future litigation or regulatory actions, including litigation or regulatory actions related to the Transactions;
•	the possibility that we may be unable to adequately protect our intellectual property rights or be accused of infringing the intellectual property rights of others;
•	changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions;
•	the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms;
•	any disruption or failure of third parties (including key suppliers) to provide products or services;
•	material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact;
•	changes in accounting assumptions that regulatory agencies, including the SEC, may require, which could result in an impact on earnings; and
•	interests of our significant stockholders that may differ from the interests of other stockholders.
Additional information concerning these and other risk factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2019 and in the other documents incorporated herein by reference.
Forward-looking statements in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference speak only as of the date of this prospectus, the applicable prospectus supplement or the applicable document incorporated by reference (or such earlier date as may be specified in the applicable prospectus supplement or other document), as applicable, are based on assumptions and expectations as of such dates, and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or predict, including the factors above. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release any revision to these forward-looking statements, except as required by law. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.
You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

PROSPECTUS SUMMARY
This summary does not include all of the information you should consider before deciding to purchase any shares of our common stock. Please review this entire prospectus and the information incorporated by reference herein, including the risk factors and our consolidated financial statements and related notes, before you decide to purchase any shares of our common stock.
Our Company
We are the Un-carrier. Through our Un-carrier strategy, we have disrupted the wireless communications services industry, by actively engaging with and listening to our customers and eliminating their existing pain points, including providing them with added value and an exceptional experience and implementing signature Un-carrier initiatives that have changed wireless for good. We ended annual service contracts, overages, unpredictable international roaming fees, data buckets and so much more. We are inspired by a relentless customer experience focus, consistently leading the wireless industry in customer care by delivering an excellent customer experience with our “Team of Experts,” which drives our record-high customer satisfaction levels while enabling operational efficiencies.
We provide wireless services to postpaid, prepaid and wholesale customers and generate revenue by providing affordable wireless communications services to these customers, as well as a wide selection of wireless devices and accessories. Our most significant expenses relate to acquiring and retaining high-quality customers, providing a full range of devices, compensating employees, and operating and expanding our network. We provide service, devices and accessories across our flagship brands, T-Mobile, Metro by T-Mobile and Sprint, through our owned and operated retail stores, as well as through our websites, T-Mobile app and customer care channels. In addition, we sell devices to dealers and other third-party distributors for resale through independent third-party retail outlets and a variety of third-party websites.
On April 1, 2020, we completed our business combination with Sprint in an all-stock transaction. Our corporate headquarters and principal executive offices are located at 12920 SE 38th Street, Bellevue, Washington 98006. Our telephone number is (425) 378-4000.
The Common Stock
This prospectus relates to the resale of 843,196,990 shares of our common stock held by the selling securityholders identified under “Selling Securityholders” below. We will not receive any of the proceeds from the sale of the common stock by the selling securityholders.

RISK FACTORS
An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in shares of our common stock, you should carefully consider the following risks and uncertainties, as well as those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by the risk factors disclosed in Exhibit 99.1 to our Current Report on Form 8-K filed on April 1, 2020 at 9:40 a.m. Eastern time and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K the Company files after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act. If any of the risks described in this prospectus supplement or accompanying prospectus, or the risks described in any documents incorporated by reference in this prospectus supplement or the accompanying prospectus, actually occur, our business, prospects, financial condition or operating results could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.
Risks Related to Ownership of Our Common Stock
Each of Deutsche Telekom, which controls a majority of the voting power of our common stock, and SoftBank, a significant stockholder of the Company, may have interests that differ from the interests of our other stockholders.
Upon the completion of the Transactions, Deutsche Telekom AG, a German Aktiengesellschaft (“Deutsche Telekom”) and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”) entered into a proxy, lock-up and right of first refusal agreement (the “Proxy Agreement”). Pursuant to the Proxy Agreement, at any meeting of our stockholders, the shares of our common stock beneficially owned by SoftBank will be voted in the manner as directed by Deutsche Telekom.
Accordingly, Deutsche Telekom controls a majority of the voting power of our common stock, and therefore we are a “controlled company,” as defined in The NASDAQ Stock Market LLC (“NASDAQ”) listing rules, and are not subject to NASDAQ requirements that would otherwise require us to have a majority of independent directors, a nominating committee composed solely of independent directors or a compensation committee composed solely of independent directors. Accordingly, our stockholders will not be afforded the same protections generally as stockholders of other NASDAQ-listed companies with respect to corporate governance for so long as we rely on these exemptions from the corporate governance requirements.
In addition, pursuant to our certificate of incorporation and the Amended and Restated Stockholders’ Agreement (i) as long as Deutsche Telekom beneficially owns 30% or more of our outstanding common stock, we are restricted from taking certain actions without Deutsche Telekom’s prior written consent, including (a) incurring indebtedness above certain levels based on a specified debt to cash flow ratio, (b) taking any action that would cause a default under any instrument evidencing indebtedness involving Deutsche Telekom or its affiliates, (c) acquiring or disposing of assets or entering into mergers or similar acquisitions in excess of $1.0 billion, (d) changing the size of our board of directors, (e) subject to certain exceptions, issuing equity of 10% or more of the then-outstanding shares of our common stock, or issuing equity to redeem debt held by Deutsche Telekom, (f) repurchasing or redeeming equity securities or making any extraordinary or in-kind dividend other than on a pro rata basis, or (g) making certain changes involving our CEO; and (ii) as long as SoftBank beneficially owns 22.5% or more of our outstanding common stock, we are restricted from taking certain actions without SoftBank’s prior written consent, including (a) acquiring or disposing of assets or entering into mergers or similar acquisitions in excess of $1.0 billion (other than a Sale of the Company (as defined in the Amended and Restated Stockholders’ Agreement), for which the prior written consent of SoftBank will not be required, but for which SoftBank has a match right as set forth in the Amended and Restated Stockholders’ Agreement), or (b) subject to certain exceptions, issuing equity of 10% or more of the then-outstanding shares of our common stock. We are also restricted from amending our certificate of incorporation and bylaws in any manner that could adversely affect Deutsche Telekom’s or SoftBank’s rights under the Amended and Restated Stockholders’ Agreement for as long as the applicable stockholder beneficially owns 5% or more of our outstanding common stock. These restrictions could prevent us from taking actions that our board of directors may otherwise determine are in the best interests of the Company and our stockholders or that may be in the best interests of our other stockholders.
Subject to SoftBank’s rights described above and SoftBank’s right to designate a certain number of individuals to be nominees for election to our board of directors pursuant to the Amended and Restated Stockholders’ Agreement,

Deutsche Telekom effectively has control over all matters submitted to our stockholders for approval, including the election or removal of directors, changes to our certificate of incorporation, a sale or merger of our Company and other transactions requiring stockholder approval under Delaware law. Deutsche Telekom’s controlling interest may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, the Company. Deutsche Telekom and SoftBank as significant shareholders may have strategic, financial, or other interests different from our other stockholders, including as the holder of a substantial amount of our indebtedness and as the counterparty in a number of commercial arrangements, and may make decisions adverse to the interests of our other stockholders.
In addition, we license certain trademarks from Deutsche Telekom, including the right to use the trademark “T-Mobile” as a name for the Company and our flagship brand, under a trademark license agreement, as amended, with Deutsche Telekom. As described in more detail in our Proxy Statement on Schedule 14A filed with the SEC on April 21, 2020 under the heading “Transactions with Related Persons and Approval,” we are obligated to pay Deutsche Telekom a royalty in an amount equal to 0.25% (the “royalty rate”) of the net revenue (as defined in the trademark license) generated by products and services sold by the Company under the licensed trademarks subject to a cap of $80.0 million per calendar year through December 31, 2028. We and Deutsche Telekom are obligated to negotiate a new trademark license when (i) Deutsche Telekom has 50% or less of the voting power of the outstanding shares of capital stock of the Company or (ii) any third party owns or controls, directly or indirectly, 50% or more of the voting power of the outstanding shares of capital stock of the Company, or otherwise has the power to direct or cause the direction of the management and policies of the Company. If we and Deutsche Telekom fail to agree on a new trademark license, either we or Deutsche Telekom may terminate the trademark license and such termination shall be effective, in the case of clause (i) above, on the third anniversary after notice of termination and, in the case of clause (ii) above, on the second anniversary after notice of termination. A further increase in the royalty rate or termination of the trademark license could have a material adverse effect on our business, financial condition and operating results.
Future sales or issuances of our common stock, including sales by Deutsche Telekom and SoftBank, could have a negative impact on our stock price.
We cannot predict the effect, if any, that market sales of shares or the availability of shares of our common stock will have on the prevailing trading price of our common stock from time to time. Sales or issuances of a substantial number of shares of our common stock could cause our stock price to decline and could result in dilution of your shares.
We, Deutsche Telekom and SoftBank are parties to the Amended and Restated Stockholders’ Agreement pursuant to which Deutsche Telekom and SoftBank are free to transfer their shares in public sales without notice, as long as such transactions would not result in a third party owning more than 30% of the outstanding shares of our common stock. If a transfer would exceed the 30% threshold, it is prohibited unless the transfer is approved by our board of directors or the transferee makes a binding offer to purchase all of the other outstanding shares on the same price and terms. The Amended and Restated Stockholders’ Agreement does not otherwise impose any other restrictions on the sales of common stock by Deutsche Telekom or SoftBank. Moreover, the shelf registration statement of which this prospectus forms a part facilitates the resale by Deutsche Telekom or SoftBank of all or any portion of the shares of our common stock they hold. The sale of shares of our common stock by Deutsche Telekom or SoftBank (other than in transactions involving the purchase of all of our outstanding shares) could significantly increase the number of shares available in the market, which could cause a decrease in our stock price. In addition, even if Deutsche Telekom or SoftBank does not sell a large number of their shares into the market, their right to transfer a large number of shares into the market may depress our stock price.
Our stock price may be volatile and may fluctuate based upon factors that have little or nothing to do with our business, financial condition and operating results.
The trading prices of the securities of communications companies historically have been highly volatile, and the trading price of our common stock may be subject to wide fluctuations. Our stock price may fluctuate in reaction to a number of events and factors that may include, among other things:
•	adverse economic, political or market conditions in the U.S. and international markets, including those caused by the COVID-19 pandemic;
•	our or our competitors’ actual or anticipated operating and financial results;

•	introduction of new products and services by us or our competitors or changes in service plans or pricing by us or our competitors;
•	analyst projections, predictions and forecasts, analyst target prices for our securities and changes in, or our failure to meet, securities analysts’ expectations;
•	realization of the expected benefits and synergies of the Transactions, or market or analyst expectations with respect thereto;
•	transactions in our common stock by major investors;
•	share repurchases by us or purchases by Deutsche Telekom or SoftBank;
•	Deutsche Telekom’s financial performance and results of operations, or actions implied or taken by Deutsche Telekom or SoftBank;
•	entry of new competitors into our markets or perceptions of increased price competition, including a price war;
•	our performance, including subscriber growth, and our financial and operational performance;
•	market perceptions relating to our services, network, handsets, and deployment of our LTE and 5G platforms and our access to iconic handsets, services, applications, or content;
•	market perceptions of the wireless communications services industry and valuation models for us and the industry;
•	conditions or trends in the Internet and the industry sectors in which we operate;
•	changes in our credit rating or future prospects;
•	changes in interest rates;
•	changes in our capital structure, including issuance of additional debt or equity to the public;
•	the availability or perceived availability of additional capital in general and our access to such capital;
•
actual or anticipated consolidation, or other strategic mergers or acquisition activities involving us or our competitors, or other participants in related or adjacent industries, or market speculation regarding such activities;

•	disruptions of our operations or service providers or other vendors necessary to our network operations; and
•
availability of additional spectrum, whether by the announcement, commencement, bidding and closing of auctions for new spectrum or the acquisition of companies that own spectrum, and the extent to which we or our competitors succeed in acquiring additional spectrum.

In addition, the stock market has been volatile and has experienced significant price and volume fluctuations in the past, which may continue for the foreseeable future. Severe market fluctuations, such as those experienced recently with regard to COVID-19, oil and other commodity prices, concerns over sovereign debt risk, trade policies and tariffs affecting other countries, and those that may arise from global and political tensions or weak economic conditions, have had and may continue to have a significant impact on the trading price of securities issued by many companies, including companies in the communications industry. These changes frequently occur irrespective of the operating performance of the affected companies. Hence, the trading price of our common stock could fluctuate based upon factors that have little or nothing to do with our business, financial condition and operating results.
We have never paid or declared any cash dividends on our common stock, and we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future.
We have never paid or declared any cash dividends on our common stock, and we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Our credit facilities and indentures governing our long-term debt to affiliates and third parties contain covenants that, among other things, restrict our ability to declare or pay dividends on our common stock. We currently intend to use future earnings, if any, to invest in our business and for general corporate purposes, including the integration of T-Mobile’s and Sprint’s businesses. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future, and capital appreciation, if any, of our common stock will be your sole source of potential gain.

If we issue additional equity securities or issue convertible debt securities to raise capital, it may have a dilutive effect on stockholders’ investment.
If we raise additional capital through further issuances of equity or through issuances of convertible debt securities, our existing stockholders could suffer significant dilution in their percentage ownership of us. Moreover, any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our common stock.

USE OF PROCEEDS
The selling securityholders will receive all of the proceeds from the sale of the common stock. We will not receive any of the proceeds from the sale of any of these securities.

DESCRIPTION OF CAPITAL STOCK
The following describes our common stock, preferred stock, certificate of incorporation and bylaws that are presently in effect, the Amended and Restated Stockholders’ Agreement, dated as of April 1, 2020, that the Company has entered into with Deutsche Telekom and SoftBank (the “Amended and Restated Stockholders’ Agreement”) and the Proxy, Lock-up and ROFR Agreement, dated as of April 1, 2020, by and between Deutsche Telekom and SoftBank (the “Proxy Agreement”). This description is a summary only. We encourage you to read the complete text of such documents, which are incorporated by reference herein.
The authorized capital stock of T-Mobile US, Inc. consists of 2,000,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share.
Common Stock
Holders of our common stock have the right to vote on every matter submitted to a vote of our stockholders other than any matter on which only the holders of preferred stock are entitled to vote separately as a class. There are no cumulative voting rights. Accordingly, holders of a majority of shares entitled to vote in an election of directors are able to elect all of the directors standing for election.
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock will share equally on a per share basis any dividends when, as and if declared by our board of directors out of funds legally available for that purpose. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of our liabilities and of the prior rights of any outstanding class of preferred stock. Our common stock carries no preemptive or other subscription rights to purchase shares of our common stock and is not convertible, assessable or entitled to the benefits of any sinking fund.
Redemption
Pursuant to our certificate of incorporation, if a holder of our common stock acquires additional shares of our common stock or otherwise is attributed with ownership of such shares that would cause us to violate Federal Communications Commission (“FCC”) rules, we may, at the option of our board of directors, redeem from the holder or holders causing the violation of the FCC’s rules shares of our common stock sufficient to eliminate the violation.
The redemption price will be a price mutually determined by us and such stockholders, but if no agreement can be reached, the redemption price will be either:
•	75% of the fair market value of our common stock being redeemed, if the holder caused the FCC violation; or
•	100% of the fair market value of our common stock being redeemed, if the FCC violation was not caused by the holder.
The foregoing redemption rights do not apply to any shares of our common stock or preferred stock beneficially owned by Deutsche Telekom or SoftBank. If any waivers or approvals are required from the FCC in order for Deutsche Telekom or SoftBank to acquire or hold any shares of our common stock or preferred stock, Deutsche Telekom and SoftBank are required by our certificate of incorporation to cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.
Preferred Stock
Subject to the provisions of our certificate of incorporation and the limitations prescribed by law, our certificate of incorporation authorizes our board of directors to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, which may be superior to those of our common stock, without further vote or action by the stockholders. We currently have no shares of preferred stock outstanding.
One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result, protect the continuity of our management. The issuance of shares of preferred stock under our board of directors’ authority described above may adversely affect the rights of the holders of our common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.
Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Delaware law
The Company is a Delaware corporation and is subject to Delaware law, which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the person became an interested stockholder, unless:
•	before such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;
•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

•
at or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder.
An “interested stockholder” is a person:
•	who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting stock; or
•	who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation’s outstanding voting stock within three years.
The provisions of Delaware law described above along with our certificate of incorporation would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of our common stock or the removal of the incumbent board of directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of our Company, even though such an attempt might be beneficial to us and our stockholders.
Our Certificate of Incorporation and Bylaws
The following provisions of our certificate of incorporation and bylaws could be deemed to have an anti-takeover effect and could delay, defer or prevent a takeover attempt that a stockholder might consider to be in the stockholders’ best interests.
•
Advance notice of director nominations and matters to be acted upon at meetings. Our bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

•
Amendment to bylaws. Our certificate of incorporation provides that our bylaws may be amended upon the affirmative vote of the holders of shares having a majority of our voting power. Our certificate of incorporation also provides that our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

•
Special meeting of stockholders. Our certificate of incorporation provides that a special meeting of our stockholders (i) may be called by the chairperson of our board of directors or our chief executive officer and (ii) must be called by our secretary at the request of (a) a majority of our board of directors or (b) as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of our common stock, the holders of not less than 33-1∕3% of the voting power of all of the outstanding voting stock of our Company entitled to vote generally for the election of directors.
•
Board representation. The Amended and Restated Stockholders’ Agreement provides that Deutsche Telekom and SoftBank each generally has the right to designate a number of designees to our board of directors and any committees thereof as further described below under “Amended and Restated Stockholders’ Agreement.” Our certificate of incorporation provides that all of the directors of our board of directors are of one class and are elected annually.

•
Special approval rights. Our certificate of incorporation provides Deutsche Telekom and SoftBank with the same approval rights as are set forth in the Amended and Restated Stockholders’ Agreement with respect to our ability to take certain actions. As long as Deutsche Telekom beneficially owns 30% or more of our outstanding common stock and any other securities of the Company that are entitled to vote in the election of directors (collectively, “T-Mobile Voting Securities”), we are restricted from taking certain actions without Deutsche Telekom’s prior written consent, including (a) incurring indebtedness above certain levels based on a specified debt to cash flow ratio, (b) taking any action that would cause a default under any instrument evidencing indebtedness to which Deutsche Telekom or any of its affiliates is a party, (c) acquiring or disposing of assets or entering into mergers or similar acquisitions in excess of $1.0 billion, (d) changing the size of our board of directors, (e) subject to certain exceptions, issuing equity of 10% or more of the then-outstanding shares of our common stock, or issuing equity to redeem debt held by Deutsche Telekom, (f) repurchasing or redeeming equity securities or making any extraordinary or in-kind dividend other than on a pro rata basis, or (g) making certain changes involving our Chief Executive Officer. As long as SoftBank beneficially owns 22.5% or more of the outstanding T-Mobile Voting Securities, we are restricted from taking certain actions without SoftBank’s prior written consent, including (a) acquiring or disposing of assets or entering into mergers or similar acquisitions in excess of $1.0 billion (other than a Sale of the Company (as defined in the Amended and Restated Stockholders’ Agreement), for which the prior written consent of SoftBank will not be required, but for which SoftBank has a match right as set forth in the Amended and Restated Stockholders’ Agreement) or (b) subject to certain exceptions, issuing equity of 10% or more of the then-outstanding shares of our common stock.

•
Authorized but unissued shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

•
Cumulative voting. Our certificate of incorporation does not permit cumulative voting in the election of directors. Consequently, any election of directors will be decided by a plurality of the votes cast (in person or by proxy) by holders of our common stock.

Amended and Restated Stockholders’ Agreement
The Amended and Restated Stockholders’ Agreement includes provisions setting forth the rights of Deutsche Telekom and SoftBank to designate individuals to be nominees for election to our board of directors and any committees thereof. Pursuant to the Amended and Restated Stockholders’ Agreement, at all times when Deutsche Telekom and SoftBank beneficially own at least 50% of the outstanding T-Mobile Voting Securities in the aggregate and any such T-Mobile Voting Security continues to be subject to the Proxy (as defined below under “Description of Capital Stock—Proxy Agreement”), (i) our board of directors will consist of a total of 14 directors (except in cases of resignations, retirements, deaths or removals, pending any new appointments), (ii) each of Deutsche Telekom and SoftBank (except, in the case of SoftBank, if it beneficially owns less than a certain minimum percentage of the outstanding T-Mobile Voting Securities (10% if the condition giving rise to SoftBank’s right to the Additional Shares has been satisfied, or 9% if it has not)) has the right to designate a specified number of nominees for election to our board of directors in accordance with the terms of the Amended and Restated Stockholders’ Agreement, subject to certain requirements, including requirements with respect to the “independence” of certain nominees under applicable stock exchange listing standards and rules of the SEC, (iii) the chairperson of our board of directors will be a Deutsche Telekom designee and (iv) our board of directors will have certain committees, which committees will be comprised in the manner specified in the Amended and Restated Stockholders’ Agreement. The Amended and Restated Stockholders’ Agreement further provides that at all times when Deutsche Telekom and SoftBank beneficially own less than 50% of the outstanding T-Mobile Voting Securities in the aggregate or no T-Mobile Voting Security continues to be subject to the Proxy, then, in each case, each of Deutsche Telekom and SoftBank has the right to designate a number of nominees for election to our board of directors equal to the percentage of T-Mobile Voting Stock that it beneficially owns (provided that such percentage is 10% or more) multiplied by the number of directors on our board of directors, rounded to the nearest whole number greater than zero.
As of the date of this prospectus, Deutsche Telekom has the right to designate nine individuals to be nominees for election to our board of directors and SoftBank has the right to designate four individuals to be nominees for election to our board of directors. As of the date of this prospectus, our board of directors consists of a total of 13 directors, including nine directors designated by Deutsche Telekom, three directors designated by SoftBank and G. Michael Sievert, our President and Chief Executive Officer.
In addition, pursuant to the Amended and Restated Stockholders’ Agreement and our certificate of incorporation, (i) as long as Deutsche Telekom beneficially owns 30% or more of the outstanding T-Mobile Voting Securities, we are restricted from taking certain actions without Deutsche Telekom’s prior written consent, including (a) incurring indebtedness above certain levels based on a specified debt to cash flow ratio, (b) taking any action that would cause a default under any instrument evidencing indebtedness to which Deutsche Telekom or any of its affiliates is a party, (c) acquiring or disposing of assets or entering into mergers or similar acquisitions in excess of $1.0 billion, (d) changing the size of our board of directors, (e) subject to certain exceptions, issuing equity of 10% or more of the then-outstanding shares of our common stock, or issuing equity to redeem debt held by Deutsche Telekom, (f) repurchasing or redeeming equity securities or making any extraordinary or in-kind dividend other than on a pro rata basis, or (g) making certain changes involving the Chief Executive Officer of the Company, and (ii) as long as SoftBank beneficially owns 22.5% or more of the outstanding T-Mobile Voting Securities, we are restricted from taking certain actions without SoftBank’s prior written consent, including (a) acquiring or disposing of assets or entering into mergers or similar acquisitions in excess of $1.0 billion (other than a Sale of the Company (as defined in the Amended and Restated Stockholders’ Agreement), for which the prior written consent of SoftBank will not be required, but for which SoftBank has a match right as set forth in the Amended and Restated Stockholders’ Agreement) or (b) subject to certain exceptions, issuing equity of 10% or more of the then-outstanding shares of our common stock. The Company has also agreed not to amend its certificate of incorporation and bylaws in any manner that could adversely affect Deutsche Telekom’s or SoftBank’s rights under the Amended and Restated Stockholders’ Agreement for as long as the applicable stockholder beneficially owns 5% or more of the outstanding T-Mobile Voting Securities.
Pursuant to the Amended and Restated Stockholders’ Agreement, Deutsche Telekom, SoftBank and their respective affiliates are generally prohibited from acquiring T-Mobile Voting Securities that would cause their collective beneficial ownership to exceed 80.1% of the outstanding T-Mobile Voting Securities unless such acquiring stockholder makes an offer to acquire all of the then-remaining outstanding shares of our common stock at the same price and on the same terms and conditions as the proposed acquisition from all other stockholders of the Company, which is either (i) accepted or approved by a majority of the directors on our board of directors, which majority includes a majority of the directors who are not affiliated with Deutsche Telekom or SoftBank under the terms of the Amended and Restated Stockholders’ Agreement (the “Required Approval”), or (ii) accepted or approved by holders (other than Deutsche Telekom, SoftBank and their respective affiliates) of a majority of the shares of our common stock (other than shares held by Deutsche Telekom, SoftBank and their respective affiliates). Each of Deutsche Telekom and SoftBank is also prohibited from transferring any shares of our common stock in any transaction that would result in the transferee owning more than 30% of the outstanding shares of our common stock unless the transfer is approved by our board of directors (including the Required Approval) or the transferee offers to acquire all of the then outstanding shares of our common stock at the same price and on the same terms and conditions as the proposed transfer.
So long as SoftBank beneficially owns 22.5% or more of the outstanding T-Mobile Voting Securities, the Amended and Restated Stockholders’ Agreement also provides SoftBank with a match right in connection with a possible sale of T-Mobile (whether initiated by T-Mobile or a third party).
The Amended and Restated Stockholders’ Agreement sets forth certain additional rights and obligations of each of Deutsche Telekom and SoftBank, including information rights, registration rights and non-competition restrictions.

The foregoing summary of the Amended and Restated Stockholders’ Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Amended and Restated Stockholders’ Agreement, which is filed as Exhibit 4.2 hereto.
Proxy Agreement
The Proxy Agreement establishes between Deutsche Telekom and SoftBank certain rights and obligations in respect of the shares of common stock owned by each of Deutsche Telekom, SoftBank and certain of their respective affiliates to enable Deutsche Telekom to consolidate T-Mobile into Deutsche Telekom’s financial statements following the completion of our business combination with Sprint. Pursuant to the Proxy Agreement, at any meeting of the stockholders of the Company, the shares of common stock beneficially owned by SoftBank will be voted in the manner directed by Deutsche Telekom (the “Proxy”), which obligation will terminate upon the earliest of: (i) with respect to each such share of common stock, the date on which such share is transferred to a third party in accordance with the terms of the Proxy Agreement, subject to certain exceptions, (ii) the date on which Deutsche Telekom owns 55% or more of the outstanding T-Mobile Voting Securities and (iii) the date on which Deutsche Telekom has transferred an aggregate number of shares representing 5% or more of the outstanding common stock as of immediately following the effective time of the merger of a wholly owned subsidiary of T-Mobile with and into Sprint pursuant to the terms of the Business Combination Agreement (the “Effective Time”). The Proxy Agreement also contains certain restrictions on the ability of each of SoftBank and Deutsche Telekom to transfer or acquire shares of our common stock, including that each of SoftBank and Deutsche Telekom is not permitted to transfer its shares without the prior written consent of the other stockholder from and after the Effective Time until the fourth anniversary of the Effective Time, subject to certain exceptions, including for transfers of up to 5% of the common stock outstanding as of the Effective Time beginning after the first anniversary of the Effective Time and up to an additional 10% of the common stock outstanding as of the Effective Time beginning after the second anniversary of the Effective Time.
As a result of the Proxy Agreement, we are a “controlled company” for purposes of NASDAQ rules, which provides us with exemptions from certain corporate governance requirements under NASDAQ rules.
The foregoing description of the Proxy Agreement is not complete and is qualified in its entirety by reference to the Business Combination Agreement, which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on April 30, 2018.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation and bylaws:
•
eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by Delaware law, except (i) for any breach of a director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for willful or negligent payment of unlawful dividends, or (iv) for any transaction from which the director derived an improper personal benefit; and

•	indemnify directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary.
We believe that these provisions are necessary to attract and retain qualified directors and officers. We have also entered into separate indemnification agreements with each of our directors and officers under which we have agreed to indemnify, and to advance expenses to, each director and officer to the fullest extent permitted by applicable law with respect to liabilities they may incur in their capacities as directors and officers.
Director Removal
Our certificate of incorporation provides that, subject to certain rights of the holders of any preferred stock, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of our capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent.
Stockholder Action by Written Consent
Our certificate of incorporation provides that, as long as Deutsche Telekom beneficially owns 25% or more of the voting power of our capital stock, any action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Governing Law; Forum for Adjudication of Disputes
Our certificate of incorporation provides that our certificate of incorporation and the internal affairs of our Company shall be governed by and interpreted under the laws of the State of Delaware. In addition, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our certificate of incorporation or bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.
Corporate Opportunities
Our certificate of incorporation provides, as permitted by the DGCL, that our non-employee directors have no obligation to offer us a corporate opportunity to participate in business opportunities presented to them or their respective affiliates even if the opportunity is one that we might reasonably have pursued, unless such corporate opportunity is offered to such director in his or her capacity as a director of our Company. Stockholders will be deemed to have notice of and consented to this provision of our certificate of incorporation.
Listing of Common Stock
Our common stock is listed on the NASDAQ Global Select Market under the symbol “TMUS.”
Transfer Agent and Registrar
Our transfer agent and registrar is American Stock Transfer & Trust Company, LLC.

SELLING SECURITYHOLDERS
On April 1, 2020, the business combination of T-Mobile and Sprint was completed pursuant to the Business Combination Agreement, as a result of which Sprint became a wholly owned subsidiary of the Company. The Business Combination Agreement entitled SoftBank or its applicable affiliates to receive a certain number of shares of our common stock; however, SoftBank agreed, pursuant to the Letter Agreement, dated as of February 20, 2020 (the “Letter Agreement”), by and among the Company, SoftBank and Deutsche Telekom, to cause its applicable affiliates to surrender 48,751,557 shares to us. On an aggregate basis reflecting the transactions contemplated by the Business Combination Agreement and the Letter Agreement, SoftBank received a total of 304,606,049 shares of our common stock. Accordingly, immediately following such transactions, Deutsche Telekom and SoftBank held approximately 43.6% and 24.7%, respectively, of our outstanding common stock (on a fully diluted basis), with the remaining approximately 31.7% of our outstanding common stock (on a fully diluted basis) held by public stockholders. The Letter Agreement further provides that if the trailing 45-day volume-weighted average price per share of our common stock on the NASDAQ Global Select Market is equal to or greater than $150.00 at any time during the period commencing on April 1, 2022 and ending on December 31, 2025, the Company will issue to SoftBank, for no additional consideration, 48,751,557 shares of our common stock, subject to the terms and conditions set forth in the Letter Agreement.
Each of Deutsche Telekom and SoftBank have certain rights under our certificate of incorporation and the Amended and Restated Stockholders’ Agreement, including rights to designate nominees for election to our board of directors, as described under “Description of Capital Stock.”
The following table sets forth information with respect to the selling securityholders and the principal amount of the common stock beneficially owned by the selling securityholders that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders named in the table, and does not necessarily indicate beneficial ownership for any other purpose. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the shares of our common stock offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by the selling securityholders upon termination of any particular offering or sale under this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of any such securities since the date on which they provided us information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act.
For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 of the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the selling securityholders have sole or shared voting power or investment power and also any shares which the selling securityholders have the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.
The percent of beneficial ownership for the selling securityholders is based on 1,234,483,334 shares of our common stock outstanding as of April 1, 2020. Under Rule 13d-3(d)(1) of the Exchange Act, shares which the selling securityholders have the right to acquire within 60 days of the date of this prospectus are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of such selling securityholder.
Selling Securityholders	Beneficially Owned and Offered Hereby	Percentage of Shares of Common Stock Outstanding Prior to the Offering	Percentage of Shares of Common Stock Outstanding After the Offering(1)
Deutsche Telekom AG(2)(3)	538,590,941(3)(4)	43.6%	—
SoftBank Group Corp.(5)	304,606,049(5)	24.7%	—
(1)	Assumes all of the shares of common stock offered by this prospectus are sold.
(2)
These shares are owned directly by Deutsche Telekom Holding, B.V., which is a wholly owned subsidiary of T-Mobile Global Holding GmbH, which is a wholly owned subsidiary of T-Mobile Global Zwischenholding GmbH, which is a wholly owned subsidiary of Deutsche Telekom AG. The address of Deutsche Telekom Holding, B.V. is Stationsplein 8K, 6221 BT, Maastricht, the Netherlands. The address of each of T-Mobile Global Holding GmbH, T-Mobile Global Zwischenholding GmbH and Deutsche Telekom AG is Friedrich-Ebert-Allee 140, 53113 Bonn, Germany.

(3)
Material relationships between us and the selling securityholders are also described in our definitive proxy statement filed with the SEC on April 21, 2020 under the section entitled “Transactions with Related Persons and Approval” and in our Current Report on Form 8-K filed with the SEC on April 1, 2020.

(4)
As a result of the Proxy granted by SoftBank in favor of Deutsche Telekom pursuant to the Proxy Agreement, Deutsche Telekom may be deemed to beneficially own, and to have power to vote or direct the vote of, all the shares of common stock beneficially owned by SoftBank. Accordingly, Deutsche Telekom may be deemed to beneficially own an aggregate of 843,196,990 shares of common stock, including 538,590,941 shares of common stock held by Deutsche Telekom and its affiliates and 304,606,049 shares of common stock beneficially owned by SoftBank and its affiliates.

(5)
These shares are owned directly by SoftBank Group Capital Ltd, a private limited company incorporated in England and Wales (“SBGC”), which is a wholly owned direct subsidiary of SoftBank. The principal business address of SBGC is 69 Grosvenor Street, London, England, United Kingdom W1K 3JP. The principal business address of SoftBank is 1-9-1, Higashi-Shimbashi Minato-ku, Tokyo 105-7303 Japan.

PLAN OF DISTRIBUTION
The shares of common stock are being registered to permit the resale of such securities by the selling securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the common stock. We will bear the fees and expenses incurred by us in connection with our obligation to register the common stock. The selling securityholders will pay all underwriting discounts and commissions and agent’s commissions, if any.
The selling securityholders may offer and sell the common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholders or by agreement between the selling securityholders and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:
•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•	in privately negotiated transactions;
•	through the writing of options;
•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through the settlement of short-sales, in each case subject to compliance with the Securities Act and other applicable securities laws;
•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;
•	through broker-dealers, which may act as agents or principals;
•	directly to one or more purchasers;
•	through agents; or
•	in any combination of the above or by any other legally available means.
In connection with the sales of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the common stock to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell such securities. The selling securityholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledges or other successors in interest will be deemed selling securityholders for purposes of this transaction.
To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the common stock. The selling securityholders may decide to sell all or a portion of the common stock offered by them pursuant to this prospectus or may decide not to sell any shares of common stock under this prospectus. In addition, the selling securityholders may transfer, devise or give the common stock by other means not described in this prospectus. Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.
The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders are deemed to be an underwriter, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the common stock. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed. All of the above may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders have agreed to indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling securityholders in connection with those liabilities.

LEGAL MATTERS
Certain legal matters regarding the common stock will be passed upon for us by David Conroy, Senior Director, Legal Affairs and Assistant Secretary of T-Mobile USA, Inc. Mr. Conroy owns and has other interests in shares of our capital stock.

EXPERTS
The T-Mobile financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Sprint and subsidiaries incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K filed on April 1, 2020, as amended by the Company’s Current Report on Form 8-K/A filed on April 17, 2020, and the effectiveness of Sprint’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their report (which report (1) expresses an unqualified opinion and includes an explanatory paragraph relating to Sprint’s adoption of Accounting Standard Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), and (2) expresses an adverse opinion on the effectiveness of Sprint’s internal control over financial reporting because of a material weakness) incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
Our estimated expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table.
SEC Registration Fee	$ *
Legal Fees and Expenses	**
Trustee Fees and Expenses	**
Accounting Fees and Expenses	**
Printing Expenses	**
NASDAQ and Other Listing Fees	**
Miscellaneous	**
Total	$**
*	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the registration fee for the securities offered by this prospectus.
**	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.
Item 15. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of a corporation may and, in some cases, must be indemnified by the corporation against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal action, he had no reasonable cause to believe his conduct was unlawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the corporation, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses.
The certificate of incorporation of the Company provides for indemnification, to the fullest extent permitted by the DGCL, to any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company, as a director, officer, or agent of another corporation, limited liability company, or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding.
The certificate of incorporation of the Company provides that no director is liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.
The Company has entered into indemnification agreements with all of its directors and executive officers and has purchased directors’ and officers’ liability insurance. Any underwriting agreement may provide for indemnification by the underwriters of the issuer and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

Item 16. Exhibits
The following exhibits are filed as part of this registration statement:
Exhibit No.	Document

1.1*	Form of Underwriting or Purchase Agreement.

2.1
Business Combination Agreement, among Deutsche Telekom AG, T-Mobile USA, Inc., T-Mobile Global Zwischenholding GmbH, T-Mobile Global Holding GmbH and MetroPCS Communications, Inc., dated as of October 3, 2012 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on October 3, 2012).

2.2
Consent Solicitation Letter Agreement, dated December 5, 2012, by and among MetroPCS Communications, Inc. and Deutsche Telekom AG, amending Exhibit G to the Business Combination Agreement (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on December 7, 2012).

2.3
Amendment No. 1 to the Business Combination Agreement, by and among Deutsche Telekom AG, T-Mobile USA, Inc., T-Mobile Global Zwischenholding GmbH, T-Mobile Global Holding GmbH and MetroPCS Communications, Inc., dated as of April 14, 2013 (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on April 15, 2013).

2.4
Business Combination Agreement, dated as of April 29, 2018, by and among T-Mobile US, Inc., Huron Merger Sub LLC, Superior Merger Sub Corporation, Sprint Corporation, Starburst I, Inc., Galaxy Investment Holdings, Inc., and for the limited purposes set forth therein, Deutsche Telekom AG, Deutsche Telekom Holding B.V. and SoftBank Group Corp. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on April 30, 2018).

2.5
Amendment No. 1, dated as of July 26, 2019, to the Business Combination Agreement, dated as of April 29, 2018, by and among and among T-Mobile US, Inc., Huron Merger Sub LLC, Superior Merger Sub Corp., Sprint Corporation, Starburst I, Inc., Galaxy Investment Holdings, Inc., and for the limited purposes set forth therein, Deutsche Telekom AG, Deutsche Telekom Holding B.V., and SoftBank Group Corp. (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K filed with the SEC on July 26, 2019).

2.6
Amendment No. 2, dated as of February 20, 2020, to the Business Combination Agreement, dated as of April 29, 2018, by and among T-Mobile US, Inc., Huron Merger Sub LLC, Superior Merger Sub Corporation, Sprint Corporation, Starburst I, Inc., Galaxy Investment Holdings, Inc., and for the limited purposes set forth therein, Deutsche Telekom AG, Deutsche Telekom Holding B.V., and SoftBank Group Corp., as amended (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on February 20, 2020).

2.7
Asset Purchase Agreement, dated as of July 26, 2019, by and among T-Mobile US, Inc., Sprint Corporation and DISH Network Corporation (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on July 26, 2019).

3.1	Fifth Amended and Restated Certificate of Incorporation of T-Mobile US, Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on April 1, 2020).

Exhibit No.	Document
3.2	Seventh Amended and Restated Bylaws of T-Mobile US, Inc. (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on April 1, 2020).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 99.3 to Amendment No. 1 to our Form 8-A filed with the SEC on May 2, 2013).

4.2
Amended and Restated Stockholders’ Agreement, dated as of April 1, 2020, by and among Deutsche Telekom AG, SoftBank Group Corp. and T-Mobile US, Inc. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on April 1, 2020).

5.1†	Exhibit 5 Opinion of T-Mobile Legal Counsel (David Conroy).

23.1†	Consent of Counsel (included in Exhibit 5.1).

23.2†	Consent of PricewaterhouseCoopers LLP.

23.3†	Consent of Deloitte & Touche LLP.

24.1†	Powers of Attorney (included on the signature pages hereof).
*
To be filed, if necessary, as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a Current Report on Form 8-K or other report to be filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference.

†	Filed herewith.

Item 17. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on April 30, 2020.
T-MOBILE US, INC.

By:	/s/ G. Michael Sievert
G. Michael Sievert
President and Chief Executive Officer
Each person whose signature appears below constitutes and appoints G. Michael Sievert, J. Braxton Carter and David A. Miller, and each or any of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments) to this registration statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date

/s/ G. Michael Sievert	President and Chief Executive Officer (Principal Executive Officer) and Director	April 30, 2020
G. Michael Sievert
/s/ J. Braxton Carter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 30, 2020
J. Braxton Carter
/s/ Peter Osvaldik	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	April 30, 2020
Peter Osvaldik

/s/ Timotheus Höttges	Chairman of the Board of Directors	April 30, 2020
Timotheus Höttges

/s/ Marcelo Claure	Director	April 30, 2020
Marcelo Claure

/s/ Srikant M. Datar	Director	April 30, 2020
Srikant M. Datar

/s/ Ronald D. Fisher	Director	April 30, 2020
Ronald D. Fisher

Name	Title	Date

/s/ Srini Gopalan	Director	April 30, 2020
Srini Gopalan

/s/ Lawrence H. Guffey	Director	April 30, 2020
Lawrence H. Guffey

/s/ Christian P. Illek	Director	April 30, 2020
Christian P. Illek

/s/ Stephen R. Kappes	Director	April 30, 2020
Stephen R. Kappes

/s/ Raphael Kübler	Director	April 30, 2020
Raphael Kübler

/s/ Thorsten Langheim	Director	April 30, 2020
Thorsten Langheim

/s/ Teresa A. Taylor	Director	April 30, 2020
Teresa A. Taylor

/s/ Kelvin R. Westbrook	Director	April 30, 2020
Kelvin R. Westbrook